Exhibit 10.1

From: Thomas Hibdon

To: Jeremy Rowland

Subject: OMRI Status Notification for Bion Liquid AB 10% (bea-20131)

Date: Wednesday, August 21, 2024 3:53:47 PM

Attachments: image001.png 20SupComplaintLg(EN)1F v11_0.pdf bea-20131-2024-07-17-InspExtract.pdf

August 15, 2024

Jeremy Rowland

Bion Environmental Technologies, Inc. PO Box 323

Old Bethpage New York 11804 United States

Subject: OMRI Status Notification for Bion Liquid AB 10% (bea-20131)

Dear Jeremy:

I am pleased to inform you that OMRI has reviewed Bion Liquid AB 10% (bea-20131) and has determined that it is Allowed with Restrictions for use in compliance with the USDA National Organic Program (NOP), carrying the following restrictions and/or caution statements: This product contains highly soluble nitrogen and must be applied in a manner that does not contribute to the contamination of crops, soil or water. Its use must be part of an organic system plan that maintains or improves the natural resources of the operation, including soil and water quality, and comply with crop nutrient and soil fertility requirements.

The product is in the Generic Material Listing: NOP: Fertilizers, with high ammoniacal nitrogen, Class: Crop Fertilizers and Soil Amendments. This product will appear in the OMRI Products List© available on our website, and in the next printed edition. Subscribing certifiers, state programs and others will receive information regarding the OMRI status of this product in the next quarterly update. The most recent certificate for any of your OMRI Listed® products may be downloaded at any time by visiting OMRI.org. The certificate for this product may be downloaded using the following link:

https://www.omri.org/mfg/bea/certificate/20131 Please note it may take up to two days for the product listing and certificate to become available on the website.

OMRI has identified the product to be a high nitrogen liquid fertilizer subject to NOP Guidance 5012, which requires annual announced and unannounced inspections. The announced inspection is complete and a copy of the inspection report is attached. You will also receive an unannounced inspection this year. The unannounced inspection will take place during normal hours of operation and does not require the presence of the authorized review contact. OMRI’s inspection procedures are explained in OMRI Policy Manual© §2.4.

The inspector noted that the facility is a pilot plant and is not used to produce product for the market. OMRI is setting a 2-year deadline for your company to establish a facility capable of producing retail/sale-able product, starting the day of this product becoming OMRI Listed. Future inspections will include verification of your company’s progress towards that goal, as well as the implementation of inventory systems and collection of production data.

Also, please see the attached complaints log template. All OMRI Listed companies are required to maintain such a log in regards to their OMRI Listed products.

The inspector indicated that the authorized contacts have changed for your company. Please sign in to omri.org and update the authorized contact information.

The OMRI seal use policies at www.omri.org/suppliers/sealuse include appropriate uses for the OMRI Listed seal and wording options that you may use on labeling and in promotional literature for this product. You can log in to the OMRI.org website and download the OMRI Listed seal at www.omri.org/suppliers/seal. Please note that it may take up to two days for new suppliers to access the OMRI seal via the OMRI website. Please be aware of the following: The OMRI Listed seal may only be used for the identical company name and product name as shown above, in association with product manufactured with the reviewed formulation, manufacturing process, and other product information submitted for this review.

It is your company’s responsibility to ensure that use of the Seal complies with the standards of all applicable regulatory bodies (government pesticide registration such as the U.S. EPA or Health Canada PMRA, CFIA, etc.) as outlined in the Supplier Agreement. Other companies that wish to distribute this product as OMRI Listed under their company name and/or product name must submit a repackaged product application directly to OMRI.

Any changes to the product must be reported, reviewed and approved by OMRI before those changes are made. Change report forms are available here: www.omri.org/suppliers/changereport. Unreported changes may jeopardize this listing and/or incur additional fees. Please see §2.9 of the OMRI Policy Manual for more information about product changes.

A renewal notification will be sent annually, prior to your product listing expiration date. To maintain your listing, annual renewal fees and documentation must be received by the deadline.

You must maintain a log of all complaints relevant to OMRI standards for this product. The log must be available upon request. A template is available here: www.omri.org/suppliers/complaint-log.

For more information about reviews which may be performed for your listed product(s), please see the Product Review Guide: www.omri.org/suppliers/reviewguide.

The listing of this product indicates its compliance with the OMRI Standards Manual©, which is based on the USDA National Organic Program regulations (7 CFR Part 205). OMRI has evaluated this product for use in organic production for this particular use category only. If you disagree with any aspect of your product listing or wish to rebut a decision, please refer to §4.2 of the OMRI Policy Manual. OMRI listing does not constitute organic certification or product endorsement. OMRI listing does not imply that the product has been registered for use with the appropriate state or federal agencies. Final decisions regarding acceptable use of products are the responsibility of accredited organic certification agents.

Thank you for participating in the OMRI Review Program. If you have any questions regarding your product status, OMRI’s seal use policies, or changes to your product, please feel welcome to contact us.

Sincerely,

Review Program Staff

(541) 343-7600

www.omri.org

OMRI Search – browse products, materials, standards and more at

CONFIDENTIALITY NOTICE

This email, including any attachment, may contain information that is confidential for the use of the intended recipient only. Any review, reliance or distribution by others or forwarding without express permission is strictly prohibited. If you are not the intended recipient, please contact the sender and delete all copies. Information submitted to OMRI is considered confidential in accordance with the OMRI Policy Manual §1.6.

Review Program Staff

(541) 343-7600

www.omri.org

OMRI Search – browse products, materials, standards and more at OMRI.org/omri-search

CONFIDENTIALITY NOTICE

This email, including any attachment, may contain information that is confidential for the use of the intended recipient only. Any review, reliance or distribution by others or forwarding without express permission is strictly prohibited. If you are not the intended recipient, please contact the sender and delete all copies. Information submitted to OMRI is considered confidential in accordance with the OMRI Policy Manual §1.6.

anual §1.6.